Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Syndax Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Feeds to be Paid	Equity	Common stock, $0.0001 par value per share	Rule 457(r)	7,840,909(2)	$22.00	$172,499,998	$110.20 per $1,000,000	$19,010

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—				—	—	—	—

	Total Offering Amounts							$19,010(1)

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$19,010

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended, and relates to our Registration Statement on Form S-3ASR (File No. 333-254661).
(2)	Includes 1,022,727 shares of common stock issuable upon exercise of the underwriters’ option to purchase additional shares of common stock.